TECHNE CORPORATION RELEASES UNAUDITED FOURTH QUARTER
                  RESULTS FOR FISCAL YEAR 2005

Minneapolis/August 16, 2005/--Techne Corporation's (NASDAQ: TECH) consolidated net earnings increased 39% to $18.6 million or $.47 per diluted share for the quarter ended June 30, 2005 compared with $13.4 million or $.32 per diluted share for the quarter ended June 30, 2004. Net earnings as a percentage of sales improved from 31.5% in the fourth quarter of last year to 39.0% for the quarter ended June 30, 2005. For the fiscal year ended June 30, 2005, Techne's consolidated net earnings were $66.1 million or $1.62 per diluted share compared with $52.9 million or $1.27 per diluted share for the fiscal year ended June 30, 2004. Net earnings as a percentage of sales improved from 32.8% last year to 37.0% for fiscal 2005.

Consolidated net sales for the quarter and fiscal year ended June 30, 2005 were $47.6 million and $178.7 million, respectively. This was an increase of 12% and 11% from the fourth quarter and fiscal year ended June 30, 2004, respectively. R&D Systems' Biotechnology Division net sales for the quarter and fiscal year ended June 30, 2005 were $29.7 million and $111.2 million, increases of 12% for each period. R&D Europe's net sales for the quarter and fiscal year were $13.9 million and $51.3 million, increases of 23% and 16%, respectively. In British pound sterling, R&D Europe's net sales increased 21% and 9% for the quarter and fiscal year ended June 30, 2005, respectively. Compared to the prior year, R&D Systems Europe had two extra shipping days in the quarter ended June 30, 2005 due to the timing of the European Easter holiday. R&D Systems' Hematology Division net sales for the quarter and fiscal year were $4.0 million and $16.2 million, decreases of 14% and 7%, respectively.

Fiscal 2005 net sales and earnings were favorably affected by the strength of the British pound as compared to the U.S. dollar. Excluding the effect of changes in foreign currency exchange rates, consolidated net sales increased 11% and 9% for the quarter and fiscal year ended June 30, 2005, respectively. The impact on consolidated net earnings of the change in exchange rates used to convert R&D Europe results from British pounds to U.S. dollars was approximately $133,000 (insignificant per diluted share) and $868,000 ($.02 per diluted share) for the quarter and fiscal year ended June 30, 2005, respectively.

Fourth quarter and fiscal year ended June 30, 2004 results also included the effect of a one-time $1.5 million write-down of the Company's investment in Discovery Genomics, Inc. (DGI), equivalent to 4 cents per diluted share.
This charge impacted operating margins by 3.6% and 0.9% in the fourth quarter and fiscal year ended June 30, 2004, respectively.

During the second quarter of fiscal 2005 a large OEM customer notified the Hematology Division that they would be changing to a new primary vendor for certain controls and calibrators. Sales to this customer in the quarter and fiscal year ended June 30, 2005 decreased $842,000 and $1.4 million from the prior year. Although the Hematology Division will continue to manufacture products for this customer as a secondary supplier, it is anticipated that the effect on revenues in the first six months of fiscal 2006 will be a reduction of approximately $1.4 million. The reduction in Hematology Division revenues is not expected to have a significant impact on consolidated earnings and revenues.

Gross margins were 79.3% and 79.2% in the fourth quarter of fiscal 2005 and 2004 and 79.4% and 78.4% for the fiscal years 2005 and 2004, respectively. The improvement resulted from higher margins in Europe due to favorable exchange rates and from sales growth in the Biotechnology Division as compared to sales declines in the Hematology Division. Fourth quarter fiscal 2005 margins were lower than in the third quarter of fiscal 2005 mainly due to changes in product mix and a strengthening U.S. dollar versus the British pound sterling.

Selling, general and administrative expenses for the quarter and fiscal year ended June 30, 2005 increased $506,000 (9%) and $2.8 million (13%), respectively. Fourth quarter spending includes increased professional fees of about $200,000, primarily related to Sarbanes-Oxley compliance. The fiscal year expense increase resulted from the change in foreign currency exchange rates and increases in personnel and benefit costs, profit sharing and professional fee expenses.

Research and development expenses for the quarter and fiscal year ended June 30, 2005 decreased $837,000 (16%) and $2.4 million (12%), respectively. Included in research and development expenses for the prior year periods were the Company's share of losses by ChemoCentryx, Inc. (CCX) and Discovery Genomics, Inc. (DGI), development stage companies in which Techne has invested. The losses by these companies included in Techne results for the quarter and fiscal year ended June 30, 2004 were $674,000 and $2.8 million, respectively. The Company converted from the equity method to the cost method for accounting for its investment in CCX in the fourth quarter of fiscal 2004. Excluding the CCX and DGI losses in fiscal 2004, R&D Systems research and development expenses decreased $133,000 (3%) and increased $459,000 (3%) for the quarter and fiscal year ended June 30, 2005, respectively.

The effective tax rates were 32.6% and 37.0% in the quarters ended June 30, 2005 and 2004 and 33.8% and 35.9% for the fiscal years then ended, respectively. The decrease in the effective tax rates was due to the reduction of non-deductible losses by CCX and DGI. U.S. federal taxes have also been reduced by increased credits for research and development expenditures and the benefit for extraterritorial income.

In March 2005, the Company repurchased approximately 2.9 million shares of its common stock under an accelerated stock buyback transaction ("ASB") for an initial value of approximately $100 million. The ASB agreement is subject to a market price adjustment provision based upon the volume weighted average
price during the nine-month period ending December 31, 2005.   The market
price adjustment may be settled in cash or stock at the Company's option. Based on the volume weighted average price per share through June 30, 2005, the settlement amount for the contract would have been approximately $18.6 million or about 428,000 shares at June 30, 2005. The effect of the reduction in outstanding shares on earnings per diluted share was $.03 and $.04 for the quarter and fiscal year ended June 30, 2005.

In the first quarter of fiscal 2006, the Company will begin recognizing compensation costs for equity instruments issued to employees and directors based on the fair value at the date of grant. An estimated compensation expense of about $1.2 million or $.03 per diluted share is anticipated for fiscal 2006.

In July 2005, the Company acquired Fortron Bio Science, Inc. and BiosPacific, Inc. for an aggregate $20 million in cash. Fortron develops and manufactures antibodies and BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. The acquisitions will help the Company expand into the diagnostic market by offering research reagents that may have future diagnostic application and/or developing products specifically for diagnostic markets. Fortron and BiosPacific generated combined revenues of approximately $8.7 million in calendar 2004. The acquisitions are expected to be slightly accretive to the Company's earnings per share in fiscal year 2006.

Forward Looking Statements:
This earnings release contains forward-looking statements within the meaning of the Private Litigation Reform Act. These statements look forward in time, and include our expectations as to anticipated lower revenues in the Hematology Division, the contribution from the Fortron and BiosPacific acquisitions and the expensing of stock options, involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.


                   *  *  *  *  *  *  *  *  *  *  *  *  *  *
Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products and R&D Europe is a distributor of biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854

                         TECHNE CORPORATION
                 CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)
                            (Unaudited)

                                        QUARTER ENDED    FISCAL YEAR ENDED
                                     ------------------  ------------------
                                      6/30/05   6/30/04   6/30/05   6/30/04
                                     --------  --------  --------  --------
Net sales                            $ 47,551  $ 42,459  $178,652  $161,257
Cost of sales                           9,847     8,837    36,813    34,887
                                     --------  --------  --------  --------
Gross margin                           37,704    33,622   141,839   126,370
Operating expenses:
 Selling, general and administrative    6,173     5,667    24,476    21,725
 Research and development               4,441     5,278    18,379    20,773
 Amortization of intangible assets        305       400     1,221     1,599
                                     --------  --------  --------  --------
    Total operating expenses           10,919    11,345    44,076    44,097
                                     --------  --------  --------  --------
Operating income                       26,785    22,277    97,763    82,273
Other expense (income):
 Interest expense                         206       164       822       678
 Interest income                         (929)     (910)   (4,109)   (3,251)
 Impairment loss                           --     1,523        --     1,523
 Other non-operating expense
  (income), net                           (42)      269     1,163       782
                                     --------  --------  --------  --------
    Total other expense (income)         (765)    1,046    (2,124)     (268)
                                     --------  --------  --------  --------
Earnings before income taxes           27,550    21,231    99,887    82,541
Income taxes                            8,983     7,864    33,755    29,613
                                     --------  --------  --------  --------
Net earnings                         $ 18,567  $ 13,367  $ 66,132  $ 52,928
                                     ========  ========  ========  ========
Earnings per share:
 Basic                               $   0.48  $   0.33  $   1.64  $   1.29
 Diluted                             $   0.47  $   0.32  $   1.62  $   1.27
Weighted average common
 shares outstanding:
  Basic                                38,545    41,114    40,359    41,046
  Diluted                              39,396    41,785    40,920    41,697

                               TECHNE CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                  (Unaudited)

                                            6/30/05    6/30/04
                                           --------   --------
ASSETS
Cash and equivalents                       $ 80,344   $ 51,201
Short-term available-for-sale investments    16,790     42,534
Trade accounts receivable                    22,041     20,262
Other receivables                             1,681        837
Inventory                                     7,758      7,457
Other current assets                          6,367      5,774
                                           --------   --------
  Current assets                            134,981    128,065

Available-for-sale investments               41,871     82,858
Property and equipment, net                  89,036     80,504
Goodwill and intangible assets, net          14,138     15,359
Other non-current assets                     15,237     18,674
                                           --------   --------
  Total assets                             $295,263   $325,460
                                           ========   ========
LIABILITIES
Current liabilities                        $ 14,016   $ 13,459
Long-term debt                               13,378     14,576
Stockholders' equity                        267,869    297,425
                                           --------   --------
  Total liabilities and equity             $295,263   $325,460
                                           ========   ========